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                             OptimumCare Corporation

          Exhibit 11 - Statement Re: Computation of Per Share Earnings

==================================================================================================================================
                                                                                         YEAR ENDED DECEMBER 31
                                                                1995                            1994                     1993
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
PRIMARY
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AVERAGE SHARES OUTSTANDING                                    5,892,824                        5,871,660                 5,865,920
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NET EFFECT OF DILUTIVE STOCK OPTIONS -
BASED ON TREASURY STOCK METHOD
USING AVERAGE MARKET PRICE                                      521,885                          346,453                    73,344
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TOTAL                                                         6,414,709                        6,218,113                 5,939,264
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NET INCOME                                                       $2,070                         $465,045                  $365,189
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PER SHARE AMOUNT                                                  $0.00                            $0.07                     $0.06
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FULLY DILUTED
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AVERAGE SHARES OUTSTANDING                                    5,892,824                        5,871,660                 5,865,920
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NET EFFECT OF DILUTIVE STOCK OPTIONS -
BASED ON THE TREASURY STOCK METHOD
USING YEAR-END MARKET PRICE, IF HIGHER
THAN AVERAGE MARKET PRICE                                       597,186                          346,453                   250,813
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TOTAL                                                         6,490,010                        6,218,113                 6,166,896
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NET INCOME                                                   $    2,070                       $  465,045                $  365,189
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PER SHARE AMOUNT                                             $     0.00                       $     0.07                $     0.06
===================================================================================================================================

Subsequent to fiscal 1995, a 20% stock dividend was declared by the Board of Directors on August 14, 1996 for shareholders of record on October 1, 1996. The stock dividend was issued on October 18, 1996 and all stock related data reflects.


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